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                                                                    EXHIBIT 8.12


                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT dated as of December 1, 1997, between Retama Development Corporation having an office at 1 Retama Parkway, Selma, Texas 78154 ("Owner"), Retama Partners, Ltd. having an office at 1964 South Alamo, San Antonio, Texas 78204 ("License Holder"), and Retama Entertainment Group, Inc., a Texas Limited Liability Corporation, having an office at 1 Retama Parkway, Selma, Texas 78154 ("Operator").

                                   ARTICLE I

                      LIMITATIONS ON AUTHORITY OF OPERATOR

            1.1 In addition to the other provisions of this Agreement which limit the actions which Operator may take on its own behalf or on behalf of Owner, Operator may not, without the prior written consent of Owner (which consent shall not be unreasonably withheld or delayed), negotiate or execute any of the following types of agreements on its behalf or on behalf of Owner for leasing, licensing or granting of concessions tbr commercial space or services at the Class I Horse Racetrack located in the City of Selma, Bexar County, Texas (the "Racetrack") or for providing services with respect to the Racetrack:

                    (a) Agreements providing for the sale or acquisition of real property or of personal property which is not to be used in the ordinary course of the business of operating the Racetrack;

                    (b) Agreements which have a term or any commitment by Owner or Operator in excess of one year, except agreements or purchases approved and set tbrth in the annual Business Plan as hereinafter defined in Section 4.4(a).

                    (c) Agreements which require aggregate expenditure by Owner in excess of $250,000.00 except agreements or purchases approved and set forth in the annual Business Plan.

                                   ARTICLE II

                                      TERM

            2.1 This agreement shall be effective upon the Effective Date (the "Commencement Date"), and shall continue in force until 11:59 p.m., November 1, 2000. Notwithstanding the foregoing, the Owner may extend the Agreement, at its sole option, to 11:59 p.m. on November 1, 2002, by giving to Operator not less than ninety (90) days
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         prior written notice of its intention to extend this Agreement. Should
         Owner chose to extend this Agreement, Operator may, but is not required to, agree to such extension.

                                   ARTICLE III

                       OPERATION OF RACETRACK BY OPERATOR

            3.1 During the term of this Agreement, Operator shall operate the Racetrack, considering the physical characteristics of the Racetrack and the markets available to it, shall provide or cause to be provided all amenities in connection therewith which are customary and usual to such an operation and shall conduct regular horse race meetings with wagering on the results and related activities as permitted by the Texas Racing Commission in a manner calculated to optimize financial performance.

            3.2 Owner and License Holder engage Operator, as an independent contractor, to be the exclusive operator and manager of the Racetrack during the term of this Agreement upon the terms and conditions of the Agreement. Subject to the provisions of Article I and the other provisions of this Agreement, Operator shall have absolute control and discretion in the operation, direction, marketing, maintenance, and management of the Racetrack, including the authority to enter into agreements and take such other actions, as an independent contractor, but on behalf of Owner. as Operator shall reasonably deem appropriate, in its name on behalf of the Owner or in Owner's name except as expressly provided herein to the contrary.

            3.3 Subject to the other terms and provisions of this Agreement, Operator shall have the exclusive right to hire, discharge, supervise, promote, train, determine salaries and benefits of, and establish personnel policies and incentives for and otherwise handle relations with Racetrack personnel. All Racetrack personnel shall be employees of Operator, other than contracted labor and/or services such as Grandstand cleaning.

            3.4 Notwithstanding the powers and rights granted to Operator pursuant to this Article III, Operator must operate the Racetrack consistent with the provisions of the Texas Racing Act and the rules of the Texas Racing Commission.

                                   ARTICLE IV

               REPORTING, OPERATING BUDGETS, AND CAPITAL BIJDGETS

            4.1 Within sixty (60) days after the end of each Fiscal Year of Owner ("Fiscal Year") that ends during the term of this Agreement, Operator shall submit to Owner a balance sheet, a statement of operations and a statement of net cash flow (the "Annual Financial Statements"), in comparative form with the preceding Fiscal Year, all in
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         reasonable detail, in accordance with generally accepted accounting principles. Fiscal Year shall be defined as the calendar year.

            4.2 (a) Beginning on the Commencement Date, Operator shall keep or cause to be kept, for the account of Owner, complete and accurate books of account and other records reflecting the results of the operation of the Racetrack, on an accrual basis in accordance with generally accepted accounting principles.

            (b) Owner and License Holder may through its duly appointed agents, inspect all such operating reports, books and records during normal daytime business hours at the racetrack or the offices of the Operator, at whichever locations any such records are maintained from time to time.

            (c) Operator shall obtain an audit of the financial statements which shall be completed within 180 days of the fiscal year end. The auditor shall be approved bv Owner.

            4.3 Within tbrty five (45) days alter the end of each month during the term of this Agreement, Operator shall submit to Owner, Trustee and License Holder a financial statement showing the financial results of operation of the Racetrack tbr such month, together with the financial results of the operation for the period from the beginning of the Fiscal Year to the end of such month. Such statement shall: (i) be in customary form, providing comparison with the items contained in the current Business Plan (as defined in Section 4.4(a) which has been approved by Owner or has otherwise been approved as provided in Section 4.4(c) and with the prior Fiscal Year's results; (ii) be taken from the books and records with respect to the Racetrack maintained by the Operator; (iii) be prepared on the accrual basis in accordance with generally acceptable accounting principles; and (iv) include a statement of operations (with budget variances including variances in admissions and handle), a balance sheet, a reconciliation cash flow, and any other financial schedules rcasonably requested by Owner or License Holder.

            4.4 (a) At least one hundred twenty (120) days before the end of each Fiscal Year during the term of this Agreement, Operator shall submit to Owner and License Holder, for written approval, an annual Business Plan (the "Business Plan") for the operation of the Racetrack for the forthcoming Fiscal Year. The Business Plan for each Fiscal Year shall consist of: (i) an operating budget (the "Operating Budget") showing, in reasonable detail, the projected or estimated revenue and expenses, including reconciliation of cash flow, in respect of the Racetrack for the Fiscal Year on a month-to-month basis; and (ii) a capital budget (the "Capital Budget") showing in reasonable detail, the projected or estimated capital expenditures to be made with respect to the Racetrack for such Fiscal Year. Operating projections for the Fiscal Year shall include a description of the methods to be employed and the practices, policies and strategies to be adopted in order to achieve such projections. The form of the Business Plan will be in the form attached hereto as Exhibit ~'A", as such form may be modified hereafter with the consent of Owner and Operator. The expenditures in any Capital Budget shall be shown
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         by fiscal month or quarter for each Fiscal Year (or portion thereof')
         covered by the Capital Budget. All original and updated Capital Budgets shall cover a minimum of twelve (12) fiscal months.

            (b) Owner and Operator shall jointly review each Business Plan and all of the items constituting the Business Plan and shall approve the Business Plan and attempt to resolve any differences of opinion with respect to the contents of the Business Plan.

            (c) Owner shall give its written approval or disapproval of the Business Plan not later than thirty (30) days after the delivery of the proposed Business Plan to Owner by Operator. If Owner does not approve or disapprove any portion of such Business Plan within such 30-day period, then Owner shall be deemed to have approved the Business Plan as submitted by Operator. If Owner objects to all or any portion of such Business Plan, then Owner shall noti~, Operator of the reasons for its objections. and Owner and Operator shall use their reasonable efforts to agree in respect to the items to which Owner objects. Should Owner and Operator not reach agreement on all or any portion of the Business Plan prior to the commencement of the Fiscal Year to which such Business Plan relates, Operator shall be entitled to operate the Racetrack in accordance with the immediately prior Fiscal Year's Business Plan (or those portions of the current Business Plan which have been agreed upon by Owner and Operator or that Owner has not disapproved), for the Fiscal Year covered by the Business Plan, pending Owner's approval of a new Business Plan, or such disputed portions thereof, for such Fiscal Year. With regard to the portions of the Business Plan as to which agreement has not yet been reached, Operator shall operate the Racetrack at rates or levels of expenditures comparable to those of the preceding Fiscal Year with suitable adjustments of rates and expenses for such items or portions thereof as reasonably dictated by inflationary factors and for such other items included within the disputed portions of the Business Plan which have been agreed upon by Owner and Operator. Any interim business plan used pursuant to this Section 4.4(c) shall be ret~rred to as the Interim Business Plan.

            (d) Once a Business Plan has been approved or deemed approved by Owner (or portions thereof have been approved or an Interim Business Plan has been deemed approved as proved for in Section 4.4[c]), Operator may incur expenditures set forth in such Business Plan or Interim Business Plan.

            (e) For the purposes of reviewing the operation and management of the Racetrack, including, but not limited to, Business Plans proposed by Operator and such other matters as Owner may determine, Owner and Operator shall meet as frequently and at such place, date, and time and among such persons, all as Owner shall reasonably require. Without limiting the foregoing, Operator agrees that at least four times each Fiscal Year (e.g., on or about January 10, April 10, July 10, and October 10) Owner and Operator shall review in particular the Business Plan for such Fiscal Year, and in the case of the last meeting scheduled before the end of the Fiscal Year, the Business Plan proposed by Operator for the next succeeding Fiscal Year. Amendments to the
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         Businesses Plan shall be made as agreed between Owner and Operator to reflect changes in business activity or other factors affecting economic performance.

            4.5 Subject to approval oF Owner, which approval shall not be unreasonably withheld or delayed, Operator shall have the right to "subcontract" concessions or other service contracts when such action is in the best interest of the Racetrack. Any such contract shall comply with the provisions of Rev. Proc. 93-19, as amended by the Internal Revenue Service.

            4.6 Owner shall not during the term of this agreement compete with the duties reserved to Operator by this Agreement.

                                    ARTICLE V

                      BANK ACCOUNTS AND CASH DISBURSEMENTS

            5.1 The Owner shall establish one or more commercial banking accounts as provided for in the Business Plan and the Indenture. Operator shall designate at least two employees of Operator who will have signature authority on such accounts. Operator shall take all necessary actions to make the daily transfers from such accounts held by the Trustee under the Indenture as required thereby. The accounts described in this Section 5.1 shall be referred to as the Agency Accounts. Operator shall annually present to Owner a list of employees with signature authority. Owner may request bonding of employees with signature authority if adequate insurance is not in place covering the actions of such persons.

            5.2 Owner shall bear all losses resulting t(Y)om any failure or insolvency of the bank, trust company or other financial institution in which the Agency Accounts or the investments authorized by Section 5.3 are maintained. Operator shall maintain the Agency Accounts at either Frost National Bank, Banc One or another financial institution acceptable to Owner. Upon the termination of this Agreement, and the payment to Operator of all amounts due upon such termination, all remaining amounts in the Agency Accounts shall be transferred to Owner.

            5.3 After adequate working capital reserves have been provided in accordance with the current approved Business Plan and the Indenture, Operator shall pay to the Trustee from the Agency Accounts any fund not required for current obligations per the terms of the Indenture. Surplus funds shall be invested by Operator in bank certificates of deposit, repurchase agreements, treasury bills or similar securities, or money market or other day-to-day depository accounts, in accordance with the procedures proposed by Operator and approved by Owner, and in accordance with the Indenture.

            5.4 The Operator shall pay out of Agency Accounts all Racetrack Costs incurred by the Owner or by the Operator on behalf of Owner.
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                                   ARTICLE VI

                                 OPERATOR'S FEES

            6.1 As consideration for its services hereunder, Operator shall be entitled to receive a monthly fixed management ibe (the "Fixed Management Fee") in the amount of $15,000.00 plus, subject to the limitations set forth in this Section, a variable management fee (the "Variable Management Fee"), which together with the Fixed Management Fee are collectively retbrred to as the "Management Fees." The Fixed Management Fee shall be payable in arrears on or before the first working day of each month during the term of this Agreement. The Variable Management Fee shall be payable in arrears on the first day of August for the preceding Fiscal Year. It is the intention of the Owner and the Operator that the Management Fees comply with the terms and provisions of Rev. Proc. 93-19. Until such time as all bonded indebtedness related to the project is discharged in full, the Management Fees set forth in this Article VI shall not be amended unless Owner first obtains an opinion of nationally recognized bond counsel, to the effect that such changes shall not adversely affect the exclusion from gross income under Section 103(a) of the Internal Revenue Code of 1986, as amended, of interest on the Bonds.

            6.2 The Variable Management Fee is an amount equal to 25% of the profit of the Racetrack in excess of $1 million before depreciation and amortization, and before the payment of debt service on the Bonds computed in accordance with the Business Plan. By way of example, if the profit before depreciation and amortization and before the payment of debt service on the Bonds is $1,500,000, the Variable Management Fee would equal $125,000 (i.e., $1,500,000 minus $1,000,000 then multiplied by 25%). Notwithstanding the foregoing, the Variable Management Fee will not be paid (but will accrue) until the accrued interest on the Series A Bonds has been paid.

            6.3 All calculations shall be based upon the audited Annual Financial Statements of the Racetrack.

                                   ARTICLE VII

                                    EXPENSES

            7.1 For the purposes of this Agreement, the term "Racetrack Expense" shall mean all costs and other expenditures which are (a) paid by Operator or are paid on behalf of Owner (and reimbursed by Owner or Trustee to Operator) or are paid by Owner or Trustee to Operator or to any person for materials or services provided and which directly relate to the operation of the Racetrack and are included in the Business Plan for the Fiscal Year in question which has been approved by Owner and Operator or has been approved as otherwise provided in Section 4.4(c), as the case may be, or (b) otherwise expressly provided in this Agreement to be a Racetrack Expense. Racetrack Expense

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         shall not include any costs or other expenditures which are paid or incurred by Operator or any affiliated party and which relate only indirectly to the ownership, construction, use, occupancy or operation of the Racetrack, such as, but not limited to, overhead allowances or charges for Operator or any affiliated party of any off-site personnel of Operator or any affiliated party who are not providing services directly to the Racetrack. Only Racetrack Expense shall be incurred by Operator in a proposed Business Plan.

            7.2 Except as provided in Section 7.1, all costs and expenses incurred by Operator in the performance of Operator's obligations under this Agreement shall be for and on behalf of Owner and for its account, and such costs and expenses shall be a Racetrack Expense. Subject to the provisions of Section 7.1 and this 7.2, Operator sh